EXHIBIT 3.1

AMENDMENT NO. 3 TO
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
This Amendment No. 3 (this “Amendment No. 3”) to the First Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”) of Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”) is hereby adopted by Calumet GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
WHEREAS, Section 9.3 of the Partnership Agreement currently provides as follows:
Tax Controversies.
“Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.”
WHEREAS, the Bipartisan Budget Act of 2015 (the “Bipartisan Budget Act”) eliminates the concept of a “Tax Matters Partner,” replaces it with the concept of a “Partnership Representative” and makes certain changes to the manner in which partnerships and their partners are audited and taxes may be assessed therefrom, each effective for tax years commencing after December 31, 2017;
WHEREAS, Section 9.2 of the Partnership Agreement provides the General Partner with authority to determine whether the Partnership should make certain elections permitted by the Code;
WHEREAS, Section 13.1(c) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines to be necessary or appropriate to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
WHEREAS, Section 13.1(d)(ii) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;
WHEREAS, Section 13.1(d)(iv) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines is required to effect the intent expressed in the Registration Statement or the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement;
WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(c), Section 13.1(d)(ii), Section 13.1(d)(i) and Section 13.1(d)(iv) of the Partnership Agreement, the General Partner has determined that the following amendments to the Partnership Agreement relating to the Bipartisan Budget Act (A) are necessary and appropriate to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes, (B) are necessary and appropriate to satisfy requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation, (C) do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect and (D) are required to effect the intent expressed in the Registration Statement or the intent of the provisions of the Partnership Agreement or are otherwise contemplated by the Partnership Agreement;
NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby agree as follows:
Section 1. Amendments.
(a) Section 6.10 of the Partnership Agreement is hereby amended and restated as follows:

Entity-Level Taxation.

If legislation is enacted or the interpretation of existing language is modified by a governmental taxing authority so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the General Partner may reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution to take into account the amount of income taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.10. If the General Partner elects to reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all such income taxes that are payable by reason of any such new legislation or interpretation; provided that any difference between such estimate and the actual tax liability for such Quarter that is owed by reason of any such new legislation or interpretation shall be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefore that are set out herein prior to the application of this Section 6.10 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.
(b) Section 9.3 of the Partnership Agreement is hereby amended and restated as follows:
Tax Controversies.

(a) Subject to the provisions hereof, the General Partner (or its designee) is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the Partnership Representative (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015 or under any applicable state or local law providing for an analogous capacity), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as Partnership Representative, the General Partner shall exercise any and all authority of the Partnership Representative, including (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code or an analogous election under state or local law, which election permits the Partnership to pass any partnership adjustment through to the Persons who were Partners of the Partnership in the year to which the adjustment relates and irrespective of whether such Persons are Partners of the Partnership at the time such election is made. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner in its capacity as Tax Matters Partner or Partnership Representative. For Partners that are not tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes (i) filing amended federal, state or local tax returns, paying any additional tax (including interest, penalties and other additions to tax), and providing the General Partner with an affidavit swearing to those facts (all within the requisite time periods), and (ii) providing any other information requested by the General Partner in order to seek modifications of an imputed underpayment. For Partners that are tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes providing the General Partner with information necessary to establish the Partner’s tax-exempt status. This agreement to cooperate applies irrespective of whether such Persons are Partners of the Partnership at the time of the requested cooperation.

(b) Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (i) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (ii) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available. Notwithstanding anything herein to the contrary, nothing in this provision shall obligate the Partnership Representative to provide notice to the Partners other than as required by the Code.

(c) The General Partner may amend the provisions of this Agreement as it determines appropriate to satisfy any requirements, conditions, or guidelines set forth in any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle F of the Code, any analogous provisions of the laws of any state or locality, or the promulgation of regulations or publication of other administrative guidance thereunder.
(c) Section 9.4 of the Partnership Agreement is hereby amended and restated as follows:

Withholding.

(a) The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners as a distribution of cash to such Partners, a general expense of the Partnership, or as indemnifiable payments made by the Partnership on behalf of the Partners or former Partners (as provided in Section 9.4(c)), as determined appropriate under the circumstances by the General Partner.

(b) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may, but is not required to, treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

(c) If the Partnership pays an imputed underpayment under Section 6225 of the Code and/or any analogous provision of the laws of any state or locality, the General Partner may require that some or all of the Partners of the Partnership in the year to which the underpayment relates indemnify the Partnership for their allocable share of that underpayment (including interest, penalties and other additions to tax). This indemnification obligation shall not apply to a Partner to the extent that (i) the Partnership received a modification of the imputed underpayment under Section 6225(c)(2) of the Code (or any analogous provision of state or local law) due to the Partner’s filing of amended tax returns and payment of any resulting tax (including interest, penalties and other additions to tax), (ii) the Partner is a tax-exempt entity (as defined in Section 168(h)(2) of the Code) and either the Partnership received a modification of the imputed underpayment under Section 6225(c)(3) of the Code (or any analogous provision of state or local law) because of such Partner’s status as a tax-exempt entity or the Partnership did not make a good faith effort to obtain a modification of the imputed underpayment due to such Partner’s status as a tax-exempt entity, or (iii) the Partnership received a modification of the imputed underpayment under Section 6225(c)(4)-(6) of the Code (or any analogous provision of state or local law) as a result of other information that was either provided by the Partner or otherwise available to the Partnership with respect to the Partner. This indemnification obligation imposed on Partners, including former Partners, applies irrespective of whether such Persons are Partners of the Partnership at the time the Partnership pays the imputed underpayment.

Section 2. General Authority. The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes to the Partnership Agreement as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 3.

Section 3. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4. Governing Law. This Amendment No. 3 will be governed by and construed in accordance with the laws of the State of Delaware.
[Signatures on following page]

IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 3 as of December 31, 2017.

GENERAL PARTNER:

CALUMET GP, LLC

By: /s/ D. West Griffin
Name: D. West Griffin
Title: Executive Vice President and
Chief Financial Officer

Signature Page to
Amendment No. 3 to First Amended and Restated
Agreement of Limited Partnership of
Calumet Specialty Products Partners, L.P.